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Exhibit 10.4b

FORM OF
ZALE CORPORATION
2003 STOCK INCENTIVE PLAN, AS AMENDED
INCENTIVE STOCK OPTION
PLAN AGREEMENT

Employee ID
Participant	Grant Date	Number of Options	Option Exercise Price

Grant	Zale Corporation (the "Company"), on behalf of Zale Delaware, Inc., its wholly-owned subsidiary, hereby grants to the Participant named above, as of the grant date above, the above number of Incentive Stock Options to purchase common stock of the Company ("Company Stock") at the above Option Exercise Price per share subject to the terms and conditions set forth in this Plan Agreement and in the Zale Corporation 2003 Stock Incentive Plan (the "Plan"), as amended.
Vesting	Each Option shall become cumulatively exercisable as to percent of the shares covered thereby on each of the anniversaries of the Grant Date.
Expiration	No Option shall be exercisable more than 10 years after the Grant Date.
Exercise
An Option may be exercised for all or any portion of the shares as to which it is exercisable; provided, that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000.

An Option shall be exercised by delivering notice to Zale Corporation Investor Relations, MS 5A-8, P.O. Box 152777, Irving, Texas 75015-2777 no less than one business day in advance of the effective date of the proposed exercise (Please call Investor Relations for the proper form). Such notice shall be accompanied by this Plan Agreement, and may be withdrawn at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by cash, certified check, bank cashier's check or wire transfer or in such other manner as shall be authorized by the Company in accordance with the Plan.

Certificates for shares of Company Stock purchased upon the exercise of an Option shall be issued in the name of the Participant, or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

Termination	Other than Cause, Disability or Death—In the event that the employment of a Participant with Zale Delaware, Inc. shall terminate for any reason other than Cause, Disability or death (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is three months after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The three-month period described above shall be extended to one year in the event of the Participant's death during such three-month period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

Disability or Death—In the event that the employment of a Participant with Zale Delaware, Inc. shall terminate on account of the Disability or death of the Participant (i) Options granted to such Participant, to the extent they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

Cause—In the event of the termination of a Participant's employment with Zale Delaware, Inc. for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.
Recoupment Policy
Any amounts received by Participant pursuant to the Options granted in this Plan Agreement are subject to recoupment by the Company pursuant to any policy the Company may have in place from time to time that provides for the recoupment of compensation that was paid as a result of a misstatement of the Company's financial results that involved negligence, fraud or other misconduct.
Disqualifying Dispositions
Each Participant shall notify the Company of any disposition of shares of stock purchased under an Incentive Stock Option if such disposition occurs within one year of the exercise date. Such notice shall be provided within 10 days after such disposition, and shall be addressed to the attention of Zale Corporation Investor Relations, MS 5A-8, P.O. Box 152777, Irving, Texas 75015-2777
Miscellaneous
Upon the occurrence of a Change in Control, each Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan.

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.
Zale Corporation
Authorized Officer
I hereby agree to be bound by all the terms and conditions of this Plan Agreement and the Plan.
Participant

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  Exhibit 10.4b